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                          CERIDIAN CORPORATION
                        PERSONAL INVESTMENT PLAN
                              1995 REVISION

                     Sixth Declaration of Amendment


Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan -- 1995 Revision, the undersigned hereby amends the Plan in the manner set forth below.

1.   Section 3.2(A) thereof is amended to read as follows:

     "(A)(1) Subject to Subsection (D) and the limitations of
     Article IX, the Participating Employer of an Active Participant will make a Basic Matching Contribution to the Trust on behalf of the Participant for a given month in an amount, if any, equal to a specified percentage of that portion of the Participant's Pre-Tax Contributions for the month which does not exceed three percent of the Participant's Eligible Earnings for the month, such percentage with respect to all months during a Plan Year to be specified by the Participating Employer. If, as of the end of any month during a Plan Year, the aggregate amount of Basic Matching Contributions made on behalf of an Active Participant for the Plan Year is less than the specified percentage of that portion of the Participant's Pre-Tax Contributions for the portion of the Plan Year through the end of such month which does not exceed three percent of the Participant's Eligible Earnings for such portion of the Plan Year, the Participating Employer will make an additional Basic Matching Contribution on behalf of the Active Participant in an amount equal to the difference. Notwithstanding the foregoing, for Plan Years before 1997, a Participating Employer will not make a Basic Matching Contribution on behalf of an Active Participant for a given month (pursuant to either the first or second sentence of this Subsection (A)(1)) unless he or she satisfies the eligibility condition described in Subsection (B) for the month.

     (2) Subject to Subsection (D) and the limitations of Article IX, the Participating Employer of an Active Participant who satisfies the eligibility condition described in Subsection (B) for a Plan Year will make a Performance-Based Matching Contribution to the Trust on behalf of the Participant in an amount, if any, equal to a specified percentage of that portion of the Participant's Pre-Tax Contributions for the Plan Year which does not exceed three percent of the Participant's Eligible Earnings for the Plan Year, such percentage to be specified by the Participating Employer."



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2.   Section 3.2(B) thereof is amended to read as follows:

     "(B) To be eligible to share in a Basic Matching Contribution for a given month in a Plan Year ending before January 1, 1997 or a Performance-Based Matching Contribution for a given Plan Year, an Active Participant must have either been

          (1) actively employed with an Affiliated Organization on the last day of the month or Plan Year, as the case may be, or

          (2) on a leave of absence on the last day of the month or Plan Year, as the case may be, for which Hours of Service are credited pursuant to Section 11.22;

     provided, that an Active Participant is not eligible to share in any Basic or Performance-Based Matching Contribution if he or she is an `SBC Participant' as defined in the SBC Exhibit to the Ceridian Corporation Retirement Plan and is eligible for the same health benefits as substantially all other SBC Participants."

The amendment set forth at item 1 above is effective as of January 1, 1996; provided that any additional contributions required as a result of such amendment for the 1996 Plan Year are not required to be made until such date or dates during or following such Plan Year as the Participating Employer may elect but in no case more than 12 months after the end of the Plan Year. The amendment set forth at item 2 above is effective as of January 1, 1997.

IN WITNESS WHEREOF, the undersigned as caused this instrument to be
executed by its duly authorized officers this        day of December,
1996.

                               CERIDIAN CORPORATION



Attest:                         By:
       Secretary                   Vice President













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